Exhibit 5.1

REEDER & SIMPSON P.C.

Attorneys-at-Law

RRE Commercial Center P.O. Box 601 Majuro, MH 96960, Marshall Islands Telephone: +692 625 3602 Fax: +692 625 3603 E-mail: dreeder@ntamar.net	Raymond E. Simpson 53-55 Akti Miaouli, 6th floor 185 36 Piraeus, Greece Telephone: +30 210 429 3323 Fax: +30 210 429 3309 E-mail: r.simpson@simpson.gr Mobile phone: +357 9775 0455

July 29, 2016

Navios Maritime Partners L.P.

Attention: Angeliki Frangou

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Re:	Navios Maritime Midstream Partners L.P. (the “Partnership”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”) and are members in good standing of the Bar of the RMI. We are acting as legal counsel in the RMI to the Partnership in connection with (i) the Partnership’s public offering from time to time of up to $25,000,000 of its common units representing limited partnership interests (the “Securities”), (ii) the Continuous Offering Program Sales Agreement dated July 28, 2016 (the “Sales Agreement”) between the Partnership, Navios Maritime Midstream Partners GP LLC, a Marshall Islands limited liability company, Navios Maritime Midstream Operating LLC, a Marshall Islands limited liability company, Navios Maritime Acquisition Corporation, a Marshall Islands corporation, and S. Goldman Advisors LLC (the “Agent”) and (iii) the registration statement (File No. 333-208623), including the prospectus of the Partnership dated January 4, 2016 as supplemented by a prospectus supplement, dated July 29, 2016 (collectively, the “Prospectus”), with respect to the offering of the Securities (as amended, the “Registration Statement”).

This opinion has been prepared for use in connection with the filing by the Partnership of a Current Report on Form 6-K, to be filed on the date hereof, which will be incorporated by reference into the Registration Statement and Prospectus.

In connection with this opinion, we have examined such documents as may be required to issue this opinion including the Partnership’s operational documentation and certain resolutions adopted by the Partnership’s Board of Directors relating to the offering of the Securities and such other documents or records of the proceedings of the Partnership as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Securities are duly authorized and, when issued and delivered to and paid for by the Agent in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the Limited Partnership laws of the Republic of the Marshall Islands, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the Republic of the Marshall Islands.

We have relied as to certain matters on information obtained from public officials, officers of the Partnership, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above described Current Report on Form 6-K and its incorporation by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Reeder & Simpson P.C.

By:	/s/ Raymond E. Simpson